CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Transition 2015 Fund

We consent to the use in this Registration Statement of Oppenheimer
Transition 2015 Fund, of our report dated April 12, 2007, included in the
Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

/s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
June 26, 2007